Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of FARO Technologies, Inc. for the registration of $125,000,000 of its securities and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements of FARO Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

January 6, 2005